Q3 FY 2015 Earnings

Prepared Comments and Slides

August 20, 2015

Michael Iburg
Investor Relations
Phone: 408-333-0233
miburg@Brocade.com

Kristy Campbell
Media Relations
Phone: 408-333-4221
kcampbel@Brocade.com

NASDAQ: BRCD

Brocade Q3 FY 2015 Earnings    8/20/2015

Prepared comments provided by Michael Iburg, Investor Relations

Thank you for your interest in Brocade’s Q3 Fiscal 2015 earnings presentation, which includes prepared remarks, cautionary statements and disclosures, slides, and a press release detailing fiscal third quarter 2015 results. The press release, along with these prepared comments and slides, has been furnished to the SEC on Form 8-K and has been made available on the Brocade Investor Relations website at www.brcd.com. The press release will be issued subsequently via Marketwired.

© 2015 Brocade Communications Systems, Inc.     Page 2 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Cautionary Statements and Disclosures

Please see risk factors on Form 10-Q and Form 10-K filed with the SEC

This presentation, with prepared remarks, contains forward-looking statements including, but not limited to, statements regarding Brocade's financial results, goals, plans, assumptions, strategy, business outlook, revenue, margins, expenses, tax rate, earnings, cash flows, capital expenditures, stock buybacks, inventory, IT spending and prospects. These statements are based on current expectations as of the date of this presentation and involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly. The risks, uncertainties and assumptions include, but are not limited to: the effect on Brocade of increasing market competition and changes in the industry; Brocade's ability to execute on its sales strategy and plans for future operations; the impact on Brocade of macroeconomic trends and events and changes in IT spending levels; Brocade's ability to introduce and achieve market acceptance of new products and support offerings on a timely basis; risks associated with Brocade's international operations; and integration and other risks associated with acquisitions, divestitures and strategic investments. These and other risks are set forth in more detail in Brocade's Form 10-Q for the fiscal quarter ended May 2, 2015, and in Brocade's Annual Report on Form 10-K for the fiscal year ended November 1, 2014. Brocade expressly assumes no obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

In addition, this presentation may include various third-party estimates regarding market share and other measures, which do not necessarily reflect the views of Brocade. Further, Brocade does not guarantee the accuracy or reliability of any such information.

To supplement financial information presented on a GAAP basis, Brocade provides information presented on a non-GAAP basis. The most directly comparable GAAP information and a reconciliation between the GAAP and non-GAAP amounts is provided in the appendix to this presentation and in the accompanying press release, which has been furnished to the SEC on Form 8-K and posted on Brocade's website. In addition, an explanation of the ways in which Brocade's management uses these non-GAAP measures to evaluate its business, the substance behind Brocade's management's decision to use these non-GAAP measures, the material limitations associated with the use of these non-GAAP measures, the manner in which Brocade's management compensates for those limitations, and the substantive reasons why Brocade's management believes that these non-GAAP measures provide useful information to investors is included in the accompanying press release. This additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for financial information prepared in accordance with GAAP.

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

© 2015 Brocade Communications Systems, Inc.     Page 3 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Agenda

Prepared comments followed by live Q&A call

Lloyd Carney
CEO

Dan Fairfax
CFO

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Today’s prepared comments include remarks by Lloyd Carney, Brocade CEO, regarding the company’s quarterly results, its strategy, and a review of operations, as well as industry trends and market/technology drivers related to its business; and by Dan Fairfax, Brocade CFO, who will provide a financial review.

A management discussion and live question and answer conference call will be webcast at
2:30 p.m. Pacific Time on August 20 at www.brcd.com and will be archived on the Brocade Investor Relations website.

© 2015 Brocade Communications Systems, Inc.     Page 4 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Fiscal 2015: Q3 Earnings

Lloyd Carney, CEO

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Prepared comments provided by Lloyd Carney, CEO

© 2015 Brocade Communications Systems, Inc.     Page 5 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Q3 15 Executive Summary

Overall Results

- $552M revenue, up 1% Yr./Yr.
- $0.21 GAAP EPS, up from $0.20 in Q3 14
- $0.27 non-GAAP EPS[1], up 16% Yr./Yr.
- 68.6% non-GAAP gross margin[1], up 140 basis points Yr./Yr.
- 26.9% non-GAAP operating margin[1], up 120 basis points Yr./Yr.

Highlights

- Exceeded SAN revenue outlook
- Outpaced market growth in IP Networking
- Validated software leadership through marquis customer traction and industry recognition
- Introduced Flow Optimizer, an innovative New IP technology solution
- Delivered strong gross margin and operating margin results

(1) NON-GAAP, PLEASE SEE GAAP RECONCILIATION IN APPENDIX.

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Q3 was a solid quarter in which we delivered on our top-line outlook and exceeded our gross margin and operating margin expectations. Cash flow was above the high end of our outlook range in what is typically a seasonally lower cash flow quarter due to the timing of variable compensation and bond interest payments.

In terms of our business performance, we had taken a prudent view of the storage networking market when we provided our Q3 outlook in May, incorporating the partner-specific storage dynamics we saw at the time. We were pleased that revenue came in slightly above our expectations, demonstrating the vital role of Fibre Channel as customers connect both traditional disk storage and next-generation flash arrays. In addition, our IP Networking revenue growth rate continues to outpace the market, underscoring our success in leveraging New IP technologies to drive sales across our portfolio.

Our industry continues to be at the forefront of a massive transition to third platform computing technologies driving the need for open and scalable network architectures that make up the New IP. Third platform architecture enables new ways to store and share significant amounts of data, as well as new ways to connect via the cloud and mobile devices. Brocade is well positioned to take advantage of this emerging market transition, and we plan to leverage the strategic investments we have made across our business to drive growth.

© 2015 Brocade Communications Systems, Inc.     Page 6 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Storage Networking Business Summary

Growing Fibre Channel-Attach Opportunity

Accelerating Storage Growth (in Terabytes)

2013–2018 (106% CAGR)

2013–2018 (64% CAGR)

2012 2013 2014 2015 2016 2017 2018
Hybrid flash arrays (SSD)
All-flash arrays (SSD)

Source: IDC November 2014 Special Report

Solid State Ready

BROCADE SOLID STATE READY

nimblestorage

INFINIDAT

SOLIDFIRE

PURE STORAGE

tegile

Tintri

Violin MEMORY

Highlights

- Delivered solid SAN revenue performance
- Benefitting from Fibre Channel attach rate to emerging storage technologies
- Developing strong Solid State Ready partnerships
- Innovating industry-leading IP Storage solutions

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Given some partner reports of generally softer storage sales at the high-end of the market, we entered the quarter with more moderate expectations for Q3 relative to our results in Q2 15. Revenue came in better than our Q3 outlook, in large part driven by the high Fibre Channel attach rate to emerging storage technologies, such as all-flash arrays, that continue to grow rapidly, as well as some improvement with certain OEM partners that had experienced operational issues earlier this year.

As the leader in storage networking, we continue to closely monitor the demand environment for our products across all storage platforms and expect to maintain a prudent near-term outlook. However, we believe that the Fibre Channel market remains durable. A recent Gartner report finds that continued adoption of faster Fibre Channel speeds are indicators that the storage market continues to value Fibre Channel resiliency and fault tolerance features.

As we look to growth opportunities in storage and SAN, we continue to expand our partner base by building closer ties with next-generation flash storage array and server vendors. We believe these new relationships, along with our traditional OEM partner relationships, will help provide a long and stable revenue stream from our Fibre Channel switching business.

In addition, while still relatively nascent, one of the most exciting trends we see in storage networking is the rising interest in IP storage. Historically, IP storage was typically confined to low-priority workloads such as file sharing and home directories. But today, it is being used as an incremental storage environment to support new business-critical workloads, including server virtualization and big data analytics.

Brocade, as the storage networking expert, is once again helping to define storage best-practices by enabling customers to deploy IP storage networks that deliver predictable performance, ease of management, enhanced visibility, and security. In fact, we now offer the industry’s first purpose-built storage connectivity portfolio for data center and disaster recovery applications, and we are successfully leveraging our longstanding partnerships to drive market penetration.

© 2015 Brocade Communications Systems, Inc.     Page 7 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

IP Networking Business Summary

IP Networking Growth

Product Revenue
in Millions
$133
$145
$154
Q1 15
Q2 15
Q3 15
Q4 15

Q4 15 represents mid-point of current outlook range

New IP Leadership

OpenFlow

Brocade SDN Controller
Brocade Flow Optimizer
MLXe
ICX

Highlights

- Achieved Q3 product revenue growth of 16% Yr./Yr.
- Launched Brocade Flow Optimizer for SDN Applications
- Hosted 4th Annual Federal Forum Conference in Washington, D.C.
- U.S. Federal Q3 business revenue grew 32% Yr./Yr.

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

We achieved another strong quarter of double-digit revenue growth year-over-year in IP Networking with continued strength across service provider and federal markets. Our federal revenue grew 32% Yr./Yr. and has grown year-over-year by double digits for each of the last five quarters. From a product standpoint, router and Ethernet switch sales were up 35% and 6%, respectively, year-over-year.

Our IP sales performance through Q3 and our Q4 outlook demonstrate that we are growing the business above our two-year revenue target model of 8% to 12% growth provided at our 2014 Investor Day. Across all of our customer segments, our portfolio of solutions is optimized for the ongoing transition to the New IP with technologies for cloud, social, mobile, and big data requirements. We also continue to expand our software-centric New IP capabilities through technology innovation.

For example, during Q3 we announced the Brocade Flow Optimizer, a new software-defined networking (SDN) application that can be effectively paired with Brocade MLXe routers to provide proactive insight into network traffic, mitigate network attacks, and eliminate network congestion. This announcement demonstrates our strategy to leverage standards-based protocols and open APIs to provide new use cases for existing product families.

Also in the third quarter, Brocade hosted the fourth annual Federal Forum conference in Washington, D.C., where technologies for the New IP were central to the discussion of enabling improved cost efficiency and the deployment of new services. The event has continued to grow in size and influence over the years, with approximately 1,000 attendees this year across a wide variety of federal agencies. Brocade showcased 11 innovative technology solutions and had executive engagement with hundreds of both current and potential customers. Data center networks and network modernization continue to be major themes as federal agencies actively explore the tremendous benefits of leveraging open, multi-vendor network solutions.

© 2015 Brocade Communications Systems, Inc.     Page 8 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Software Leadership

Customer Success

CERN openlab

MASERGY
Performance Beyond Expectations

Industry Recognition

WINNER Leading Lights AWARDS 2015

Brocade SDN Controller
Brocade vEPC

Highlights

- Selected by CERN Openlab for SDN solution and strategy development
- Brocade vRouter enabling Masergy's Virtual f(n)™ platform
- Garnered Light Reading 2015 Leading Lights awards for Most Innovative SDN Product Strategy and Best New Product for Mobile

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

We continued to gain traction and validation of our software technology leadership through both customer adoption and industry recognition in Q3.

As evidence of our recognized leadership, we were pleased to announce a partnership with CERN Openlab, a public-private partnership between CERN and leading ICT companies, to assist in their development of a long-term SDN strategy for the New IP. This open SDN solution will be based on OpenFlow and will utilize the Brocade SDN Controller and Brocade Flow Optimizer, as well as OpenFlow-enabled Brocade MLXe routers and ICX switches.

In addition, Masergy, a global leader in secure networking and cloud services, announced a new set of NFV-based services featuring the Brocade vRouter. Masergy’s new managed service offerings target U.S. enterprises, enabling full-featured network services through a simple software download.

In the area of virtual application delivery controllers (“vADC”), we are effectively leveraging the assets from our Q2 purchase of Riverbed’s SteelAppTM product line to expand our presence and customer base. The ADC market is going through an aggressive disruption where proprietary hardware is being replaced with virtual software running on industry-standard servers. Approximately 15% of the $1.8 billion market has already converted to virtual software, and this dynamic is growing by 33% annually. We are excited about our market position and are executing quickly to take advantage of this opportunity.

Highlighting our success in delivering some of the industry’s most innovative solutions, Brocade was named a winner in the Light Reading 2015 Leading Lights awards program in two distinct categories. Our unique Brocade SDN Controller won the award for Most Innovative SDN Product Strategy and the Brocade Virtual Evolved Packet Core (vEPC) solution won for Best New Product for Mobile. In addition, we were pleased that our customer, Telekom Austria Group, was awarded Most Innovative NFV Deployment Strategy for Network/Data Center Operators for its Brocade-powered solution.

© 2015 Brocade Communications Systems, Inc.     Page 9 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Summary

Continued commitment to leadership in storage networking

Strong growth in IP Networking revenues

Customer & industry validation of software networking strategy

Solid business model execution

Further details at Investor Day event on September 30, 2015

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

In closing, we are committed to continued market and technology leadership in storage networking and are successfully expanding our capabilities as the market evolves. With 20 years of industry best-practice expertise, we are enabling new technologies and adding new partners to meet the evolving requirements of next-generation storage networks. While we are maintaining an appropriately cautious view of the market near term, we are encouraged with signs that market conditions are stabilizing, and we believe that our storage networking business will continue to provide healthy revenue and profits over the long term.

In IP Networking, our focused innovation and strong capital structure have allowed us to invest in strategic technologies, both through internal R&D and targeted M&A, providing a solid foundation for our continued leadership in the era of the New IP. We are progressing with the integration of our recent software acquisitions and are excited to be building one of the most relevant and advanced software portfolios in the industry. This success is underscored by both customer adoption of our solutions and continued industry recognition.

At our Investor Day event on September 30 in San Jose, we will provide further details about our overall corporate strategy, take you through our market opportunities, and provide an updated financial model. I encourage you to attend in person or participate virtually, and look forward to speaking with you soon.

© 2015 Brocade Communications Systems, Inc.     Page 10 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

BROCADE

Fiscal 2015: Q3 Financials

Dan Fairfax, CFO

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Prepared comments provided by Dan Fairfax, CFO

© 2015 Brocade Communications Systems, Inc.     Page 11 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Key Financial Metrics

	FY15/16 Target(1)	Q3 14	Q4 14	Q1 15	Q2 15	Q3 15	Q3 15 Qtr./Qtr.	Q3 15 Yr./Yr.
Revenue		$545M	$564M	$576M	$547M	$552M	+1%	+1%
SAN product revenue	0 - 2%	$325M	$325M	$353M	$314M	$309M	-1%	-5%
IP Networking prod revenue	8 - 12%	$133M	$152M	$133M	$145M	$154M	+6%	+16%
Global Services revenue	0 - 2%	$88M	$87M	$90M	$88M	$89M	Flat	+1%
Non-GAAP gross margin(2)	66 - 67%	67.2%	67.7%	68.4%	68.8%	68.6%	-20bps	+140bps
Non-GAAP operating margin(2)	25 - 27%	25.7%	26.8%	28.5%	24.6%	26.9%	+230bps	+120bps
Non-GAAP EPS—diluted(2)		$0.23	$0.24	$0.27	$0.22	$0.27	+22%	+16%
Operating cash flow		$106M	$158M	$10M	$202M	$55M	-73%	-48%
Adjusted free cash flow (3)		$103M	$171M	$10M	$198M	$48M	-76%	-53%
DSO		32	36	38	31	33	+ 2	+ 1
Inventory Turns (annualized)		18	19	19	17	18	+ 1	Flat

(1) FY15/16 TARGET MODEL FROM SEPTEMBER 2014 INVESTOR DAY.
(2) NON-GAAP, PLEASE SEE GAAP RECONCILIATION IN APPENDIX.
(3) ADJUSTED FREE CASH FLOW EXCLUDES THE RECLASSIFICATION OF THE EXCESS TAX BENEFIT FROM STOCK-BASED COMPENSATION.

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Q3 15 revenue of $552M was up 1% Yr./Yr., driven by increased IP Networking product revenue, while SAN product revenue was down 5% Yr./Yr. as both switch and server sales declined Yr./Yr. IP Networking was up 16% Yr./Yr. primarily due to stronger router and Ethernet switch revenue and higher sales to both service provider and U.S. federal customers.

Fiscal Q3 15 followed normal quarterly seasonal patterns, with a modest sequential decline in SAN revenue offset by an increase in IP Networking revenue. Fiscal Q3 is typically our weakest SAN quarter during the year as it is a seasonally soft storage quarter for many of our OEM partners. IP Networking is typically up modestly in fiscal Q3 driven by improved public sector sales.

Non-GAAP gross margin was 68.6% in Q3 15, up 140 basis points Yr./Yr. due primarily to lower manufacturing overhead costs, and favorable product mix within SAN and IP Networking, partially offset by the overall revenue shift towards IP Networking. Non-GAAP operating margin was 26.9% in Q3 15, up 120 basis points from Q3 14 primarily due to higher gross margin.

Q3 15 non-GAAP diluted EPS was $0.27, up from $0.23 in Q3 14, due to higher operating margin, lower number of shares outstanding, and various tax benefits, including a domestic manufacturing deduction and releases of previously reserved tax provisions recognized in Q3 15. The various tax benefits increased both GAAP and non-GAAP EPS approximately $0.02 in the quarter.

Both operating cash flow of $55M and adjusted free cash flow of $48M were above our Q3 outlook range of $25M to $45M and $20M to $40M, respectively, due to improved profitability.

Inventory turns were flat year-over-year, but increased slightly sequentially.

The Q3 15 effective non-GAAP tax rate was 20.1%, down 180 basis points Yr./Yr. and lower than our Q3 outlook range of 25.0% to 27.0%. The lower rate was due to the tax benefits previously mentioned.

© 2015 Brocade Communications Systems, Inc.     Page 12 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Total SAN Business Revenue

Product and Global Services Split

$379.8
$379.0
$406.9
$366.3
$361.5
$54.6
$53.9
$53.5
$52.8
$52.1
$325.2
$325.1
$353.4
$313.5
$309.5
Global Services
Products
Millions ($)
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15

Product Split Detail

$325.2
$325.1
$353.4
$313.5
$309.5
$35.2
$34.5
$37.6
$28.7
$28.2
$160.4
$160.3
$176.6
$145.4
$145.2
$129.7
$130.3
$139.2
$139.5
$136.0
Server
Switch
Director
Millions ($)
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15

NOTE: ABOVE GLOBAL SERVICES REVENUE INCLUDES ONLY SAN-BASED SUPPORT AND SERVICES

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Revenue from our SAN business, including hardware products and SAN-based support and services, in Q3 15 was $362M, down 5% from Q3 14. The year-over-year decline was primarily due to softer demand for server blade and fixed-configuration Fibre Channel switches and related support.

Our SAN product revenue was $309M in the quarter, down 5% Yr./Yr. as server blade and switch sales were down 20% and 9% Yr./Yr., respectively, partially offset by higher director sales, which were up 5% Yr./Yr.

SAN-based Global Services revenue was $52.1M, down 5% Yr./Yr., consistent with the hardware revenue decline.

From a total revenue perspective, including SAN and IP Networking, our channels to market have shifted over time due to the growth of the IP Networking revenue and also reflect the seasonal change in segment mix. Total OEM revenue in Q3 15 was 62% of total revenue, down from 67% in Q3 14, while Channel/Direct sales have increased to 38% from 33% of total revenue.

© 2015 Brocade Communications Systems, Inc.     Page 13 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Total IP Networking Business Revenue

Product and Global Services Split

Millions ($)
$165.7
$33.1
$132.6
$185.4
$33.6
$151.8
$169.4
$36.5
$132.9
$180.3
$35.5
$144.7
$190.3
$36.5
$153.7
Global Services
Products
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15

Product Split Detail

Millions ($)
$132.6
$7.1
$34.1
$91.4
$151.8
$5.1
$60.4
$86.4
$132.8
$4.4
$53.0
$75.4
$144.7
$7.4
$59.9
$77.4
$153.7
$10.4
$46.1
$97.3
Other
Routing
Ethernet Switch
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15

NOTE: ABOVE GLOBAL SERVICES REVENUE INCLUDES ONLY IP NETWORKING-BASED SUPPORT AND SERVICES

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Revenue from our total IP Networking business, including hardware and IP-based support and services, was $190M, up 15% Yr./Yr. The year-over-year revenue improvement was across all geographies with the Americas (excluding federal) up 9%, U.S. federal up 32%, EMEA up 17%, APAC up 26%, and Japan up 6%.

From a product perspective, Q3 15 IP Networking product revenue was $154M, up 16% Yr./Yr. We experienced strong year-over-year growth in both routers (up 35%) and Ethernet switches (up 6%).

IP-based Global Services revenue was $36.5M, up 10% Yr./Yr. primarily due to increased maintenance revenue associated with higher IP Networking product sales and recently acquired virtual application delivery controller software.

Although it is difficult to identify all end users and their specific network deployments due to our two-tier distribution channel, we are providing estimates of the split of our IP Networking business. Our data center deployments represented approximately 52% of IP Networking revenue in Q3 15, compared to 55% in Q3 14 and 62% in Q2 15.* The year-over-year decline was primarily due to a higher mix of carrier and enterprise campus deployments. Data center IP Networking revenue grew 11% Yr./Yr.

* The estimated percentage of revenue coming from data center IP Networking customers may fluctuate quarter to quarter due to the timing of large data center customer transactions and minor changes to classification from improved visibility of actual customer deployments, as well as the seasonality of the public sector, including federal. Other use cases, such as enterprise campus and carrier networks (MAN/WAN) represent the balance of the business.

© 2015 Brocade Communications Systems, Inc.     Page 14 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Q4 2015 Planning Assumptions and Outlook

Planning Assumptions

Brocade product revenue
- Expect SAN to be up 1% to 5% Qtr./Qtr.
- Expect IP Networking to be up 6.5% to 11% Qtr./Qtr.

Global Services
- Expect revenue to be flat to up 1% Qtr./Qtr.

Other P&L items
- Expect Non-GAAP tax rate of 24.5% - 26.5%

OEM SAN inventory
- Expect range of 1.0 to 2.0 weeks of supply

Outlook	Q4 2015
Revenue range	$565M-$585M
Non-GAAP gross margin(1)	67.5%-68.5%
Non-GAAP operating expenses(1)	42.5%-43.5%
Non-GAAP operating margin(1)	24.0%-26.0%
Other income/other expense	~($6.0M)
Non-GAAP tax rate(1)	24.5%-26.5%
Fully diluted shares outstanding	424M-428M
Non-GAAP EPS(1)	$0.23-$0.25
Operating cash flow	$140M-$155M
Capital expenditures	$19M-$23M
Adjusted free cash flow(2)	$130M-$145M

(1) Q4 15 outlook amounts presented on a non-GAAP basis have been calculated assuming the same type of adjustments to GAAP amounts are made in Q4 15 as in Q3 15. However, due to the high variability and low visibility with respect to the amounts of those Q4 15 adjustments, a reconciliation of those non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort.
(2) Adjusted free cash flow excludes the reclassification of the excess tax benefits from stock based compensation.

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Looking forward to Q4 15, we considered a number of factors, including the following, in setting our outlook:

•	For Q4 15, we expect SAN revenue to be up 1% to 5% Qtr./Qtr. We typically see stronger buying patterns from our OEM partners in our fiscal Q4.

•	We expect our Q4 15 IP Networking revenue to be up 6.5% to 11% Qtr./Qtr., principally driven by our IP growth initiatives.

•	We expect our Global Services revenue to be flat to up 1% Qtr./Qtr.

•	We expect Q4 15 non-GAAP gross margin to be between 67.5% to 68.5%, and non-GAAP operating margin to be between 24.0% to 26.0%, primarily reflecting the expected mix of SAN and IP revenues.

•
At the end of Q3 15, OEM inventory increased slightly Qtr./Qtr. on a dollar basis but was essentially flat at a little more than one and one-half weeks of supply based on SAN business revenue. We expect inventory to be between one to two weeks in Q4 15.

© 2015 Brocade Communications Systems, Inc.     Page 15 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Prepared Comments & Live Conference Call

August 20, 2015, 2:30–3:30 PM PT

Lloyd Carney
CEO

Dan Fairfax
CFO

Ken Cheng
CTO & SVP of Corporate Development and Emerging Business

Jason Nolet
SVP of Switching, Routing, and Analytics Products Group

Jeff Lindholm
SVP of Worldwide Sales

Jack Rondoni
VP of Storage Networking

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Prepared comments provided by Michael Iburg, Investor Relations

That concludes Brocade’s prepared comments. At 2:30 p.m. Pacific Time on August 20, Brocade will host a webcast conference call at www.brcd.com.

Thank you for your interest in Brocade.

© 2015 Brocade Communications Systems, Inc.     Page 16 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Appendix

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

© 2015 Brocade Communications Systems, Inc.     Page 17 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Quarterly Net Income GAAP/Non-GAAP Reconciliation

(In $1,000s, except per share amounts)	Q3 14	Q4 14	Q1 15	Q2 15	Q3 15
Net income on a GAAP basis	$87,352	$83,419	$87,267	$77,040	$91,667
Gross margin adjustments:					
Stock-based compensation	4,121	4,225	3,816	1,986	3,955
Amortization of acquired intangibles	552	600	637	1,857	2,549
Total gross margin adjustments	4,673	4,825	4,453	3,843	6,504
Operating expense adjustments:					
Stock-based compensation	17,453	19,475	20,266	14,089	20,482
Amortization of acquired intangibles	131	135	138	627	889
Acquisition and integration costs	-	-	-	2,344	789
Restructuring, goodwill impairment, and other related costs (benefits)	131	229	-	(637)	-
Total operating expense adjustments	17,715	19,839	20,404	16,423	22,160
Total operating income adjustments	22,388	24,664	24,857	20,266	28,664
Gain on sale of non-marketable equity investment	(5,242)	-	-	-	-
Call premium cost and write-off of debt discount and debt issuance costs related to lenders that did not participate in refinancing	-	-	15,122	-	-
Convertible debt interest	-	-	678	3,639	3,684
Income tax effect of non-tax adjustments	(2,005)	(3,587)	(9,499)	(5,823)	(9,494)
Non-GAAP net income	$102,493	$104,496	$118,425	$95,122	$114,521
Non-GAAP net income per share – basic	$0.24	$0.24	$0.28	$0.23	$0.27
Non-GAAP net income per share – diluted	$0.23	$0.24	$0.27	$0.22	$0.27
Shares used in non-GAAP per share calculation – basic	432,448	431,843	428,536	420,718	417,299
Shares used in non-GAAP per share calculation – diluted	441,789	441,649	439,156	433,234	427,518

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

© 2015 Brocade Communications Systems, Inc.     Page 18 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Quarterly Gross Margin and Operating Income GAAP/Non-GAAP Reconciliation

(In $1,000s)	Q3 14	Q4 14	Q1 15	Q2 15	Q3 15
GAAP gross margin	$361,713	$377,118	$389,683	$372,209	$371,904
Total gross margin adjustments	4,673	4,825	4,453	3,843	6,504
Non-GAAP gross margin	$366,386	$381,943	$394,136	$376,052	$378,408
GAAP gross margin, as a percentage of total net revenues	66.3%	66.8%	67.6%	68.1%	67.4%
Non-GAAP gross margin, as a percentage of total net revenues	67.2%	67.7%	68.4%	68.8%	68.6%
GAAP operating income	$117,897	$126,530	$139,405	$114,205	$119,849
Total operating income adjustments	22,388	24,664	24,857	20,266	28,664
Non-GAAP operating income	$140,285	$151,194	$164,262	$134,471	$148,513
GAAP operating income, as a percentage of total net revenues	21.6%	22.4%	24.2%	20.9%	21.7%
Non-GAAP operating income, as a percentage of total net revenues	25.7%	26.8%	28.5%	24.6%	26.9%

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

Additional Financial Information:

	Q3 14	Q2 15	Q3 15
GAAP product gross margin	68.2%	70.0%	68.9%
Non-GAAP product gross margin	68.8%	70.6%	69.8%

GAAP services gross margin	56.4%	58.4%	59.7%
Non-GAAP services gross margin	58.8%	59.6%	62.3%

© 2015 Brocade Communications Systems, Inc.     Page 19 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Quarterly Adjusted Free Cash Flow Reconciliation

(In $1,000s)	Q3 14	Q4 14	Q1 15	Q2 15	Q3 15
Net cash provided by operating activities	$106,031	$157,853	$10,393	$201,874	$54,965
Less: capital expenditures	(13,780)	(13,559)	(16,514)	(17,577)	(19,051)
Free cash flow	92,251	144,294	(6,121)	184,297	35,914
Add: excess tax benefits from stock-based compensation	10,283	26,865	16,102	13,468	12,411
Adjusted free cash flow (1)	$102,534	$171,159	$9,981	$197,765	$48,325

(1) Adjusted free cash flow includes the impact on U.S. taxes payable of the excess tax benefits from stock-based compensation.

U.S. cash taxes were higher year-over-year as we started to be subjected to the U.S. federal alternative minimum tax as we have fully utilized our available operating NOLs and began to use the pool of excess tax benefits from stock-based compensation to reduce our U.S. taxes payable. The benefit from operating NOLs is reflected in operating cash flows while the excess tax benefits from stock-based compensation is reflected as a reclass out of the operating cash flows and into the financing cash flows in our Statement of Cash Flows. As of the end of Q3 15, we have excess tax benefits from stock-based compensation available to reduce approximately $79M of future U.S. taxes payable.

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

© 2015 Brocade Communications Systems, Inc.     Page 20 of 21

Brocade Q3 FY 2015 Earnings    8/20/2015

Thank you

© 2015 BROCADE COMMUNICATIONS SYSTEMS, INC.

© 2015 Brocade Communications Systems, Inc.     Page 21 of 21